Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Lippert/Heilshorn & Associates, Inc.
VP Finance & Investor Relations	Jody Cain (jcain@lhai.com)
(858) 314-5824	Bruce Voss (bvoss@lhai.com)
Debra P. Crawford	(310) 691-7100
Chief Financial Officer
(858) 314-5708
For Immediate Release
SANTARUS ANNOUNCES POSITIVE TOP-LINE RESULTS IN E.U. PHASE III
CLINICAL STUDY EVALUATING BUDESONIDE MMX IN ULCERATIVE COLITIS
NDA filing planned in second half of 2011 following completion of extended use study
Conference call to begin at 4:30 p.m. Eastern time today
SAN DIEGO (November 8, 2010) – Santarus, Inc. (NASDAQ: SNTS), a specialty biopharmaceutical company, today announced positive top-line results from a second Phase III clinical study evaluating the safety and efficacy of budesonide MMX® for the induction of remission of mild or moderate active ulcerative colitis. The study results show that budesonide MMX 9 mg taken once daily met the primary endpoint of superiority to placebo (p=0.0047) in achieving clinical remission as measured by the ulcerative colitis disease activity index (UCDAI) score after eight weeks of treatment. This second budesonide MMX Phase III clinical study was conducted in Europe in collaboration with Cosmo Technologies Ltd., a subsidiary of Cosmo Pharmaceuticals.
“Positive top-line results from the European Phase III study are consistent with those from the U.S. Phase III study that we announced in late September. Both studies indicate that the higher, 9 mg dosage strength of budesonide MMX was statistically superior to placebo for the induction of remission of mild or moderate active ulcerative colitis,” said Gerald T. Proehl, president and chief executive officer of Santarus. “We plan to submit a New Drug Application to the U.S. Food and Drug Administration (FDA) in the second half of 2011, following completion of an extended use study.”
As specified in the statistical analysis plans that were submitted to the FDA for both Phase III studies, a p-value of 0.025 was required to achieve statistical significance for the comparison of each budesonide MMX dosage strength (9 mg and 6 mg) with placebo.
The intent-to-treat (ITT) population was pre-defined in the statistical analysis plan as all randomized patients who received at least one dose of a study drug, excluding patients with normal histology at baseline as determined by biopsy, Good Clinical Practice (GCP) violations or major entry criteria violations.
Based on the preliminary analysis, the remission rates for the four treatment groups in the ITT population are summarized in the table below (the p-values correspond to the statistical comparison of remission rates in the three active treatment groups with placebo):

	Number of	Patients in
Treatment Arm	Patients	Remission (%)	p-value
Budesonide MMX 9 mg	109	19 (17.4%)	0.0047	*
Budesonide MMX 6 mg	109	9 ( 8.3%)	0.2876
Entocort®EC (budesonide) reference arm(a)	103	13 (12.6%)	0.0481	**
Placebo	89	4 ( 4.5%)

*	Statistically significant vs placebo at p=0.025

**	Statistically significant vs placebo at p=0.05

(a)	Not powered to show a statistical difference between budesonide MMX treatment arms and Entocort EC
Please refer to Santarus’ Current Report on Form 8-K filed today with the Securities and Exchange Commission for additional information on the European budesonide MMX Phase III clinical study results.
Safety
The top-line study results indicate that budesonide MMX 9 mg and 6 mg were generally well tolerated and the frequency of treatment related adverse events was similar across all treatment groups.
Budesonide MMX Phase III Study Design
Budesonide MMX was evaluated for the treatment of mild or moderate active ulcerative colitis in two Phase III clinical studies, both of which are intended to support U.S. regulatory submission. The primary endpoint was the achievement of clinical remission, defined as a UCDAI score ≤ 1 after eight weeks of treatment with a score of 0 for rectal bleeding and stool frequency, and ≥ 1 point reduction from baseline in the endoscopy score without any sign of mucosal friability (an indicator of mucosal inflammation).
Each clinical study was a multicenter, randomized, double-blind, double-dummy, placebo-controlled four-arm study.
•	Study CB-01-02/02 was conducted in Europe and compared budesonide MMX 9 mg or 6 mg dosed once daily to placebo. A reference arm using three Entocort EC 3 mg capsules for a total of 9 mg dosed once daily was also included.

•	Study CB-01-02/01 was conducted in the U.S. and India and compared budesonide MMX 9 mg or 6 mg dosed once daily to placebo. A reference arm using two Asacol® (mesalamine) 400 mg delayed-release tablets dosed three times a day for a total of 2400 mg daily was also included.
The Phase III clinical studies were powered to show a statistical difference between the two budesonide MMX treatment arms and placebo. The reference arms using Entocort EC in the European study and Asacol in the U.S. study were not powered to show statistical differences versus budesonide MMX.
Extended Use Study Ongoing Through Second Quarter 2011
As previously reported, the FDA requested that the results from an additional 12-month extended use study be included in the Phase III clinical program to support a U.S. regulatory submission. This study is designed to:

•	Evaluate the long-term safety and tolerability of budesonide MMX 6 mg, and

•	Collect data on the efficacy of budesonide MMX 6 mg in the maintenance of remission of ulcerative colitis compared to placebo.
A total of 123 patients from the Phase III clinical studies in the U.S., India and Europe were enrolled in this double-blind, placebo-controlled extended use study, which is scheduled to be completed in the second quarter of 2011.
Achievement of Clinical Milestone
Based on the results of the U.S. and European Phase III clinical studies, Cosmo is entitled to receive a $3.0 million milestone payment, payable in cash or through issuance of shares of Santarus’ common stock, at Cosmo’s option, subject to certain limitations.
Conference Call
Santarus has scheduled an investor conference call at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) today, November 8, 2010 to discuss this announcement and the company’s third quarter 2010 financial results. Individuals interested in participating in the call may do so by dialing 888-803-8275 for domestic callers, or 706-643-7736 for international callers. A telephone replay will be available for 48 hours following conclusion of the call by dialing 800-642-1687 for domestic callers, or 706-645-9291 for international callers, and entering reservation code 17860587. The live conference call also will be available via the Internet by visiting the Investor Relations section of the company’s website at www.santarus.com and a recording of the call will be available on the company’s website for 14 days following the completion of the call.
About Budesonide MMX
Budesonide MMX is an investigational drug that is a locally acting corticosteroid in a novel, patented, oral tablet formulation, which utilizes Cosmo’s proprietary MMX® multi-matrix system technology and is designed to result in the controlled release and distribution of budesonide throughout the length of the colon. Budesonide has topical anti-inflammatory activity and due to an extended first pass effect, has less systemic absorption than other corticosteroids.
About Ulcerative Colitis
Ulcerative colitis is a form of inflammatory bowel disease (IBD) that produces inflammation and ulcers along the inside of the colon. The inflammation can interfere with the normal function of the colon, often causing cramping, bloating, diarrhea, bleeding, fatigue, weight loss and frequent bowel movements, which may also strongly affect quality of life. It is believed that as many as 1.2 million people in the U.S. have IBD.
Ulcerative colitis is a chronic relapsing-remitting illness for which there is no known cure, but with appropriate treatment patients can manage their symptoms. However, it is estimated that up to 30% of patients with mild or moderate ulcerative colitis require add-on therapy to aminosalicylate (5-ASA) drugs. Patients refractive to treatment with 5-ASA drugs typically receive a course of an oral, systemically absorbed corticosteroid, the success of which may be limited by significant side effects. For moderate to severe cases of ulcerative colitis, immunosuppressant drugs or biologic drugs may be prescribed. If the condition does not respond to pharmaceutical therapy and the symptoms are severe, the patient may be referred for surgery.

About Santarus
Santarus, Inc. is a specialty biopharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by physician specialists. The company’s current commercial efforts are focused on GLUMETZA® (metformin hydrochloride extended release tablets) and CYCLOSET® (bromocriptine mesylate) tablets, which are indicated as adjuncts to diet and exercise to improve glycemic control in adults with type 2 diabetes. The company expects to commercially launch CYCLOSET in November 2010.
Santarus also has a diverse development pipeline with three late-stage product candidates in Phase III clinical programs: budesonide MMX® for induction of remission of active ulcerative colitis, rifamycin SV MMX® for treatment of travelers’ diarrhea and RHUCIN® (recombinant human C1 inhibitor) for treatment of acute attacks of hereditary angioedema. In addition, Santarus plans to initiate a Phase I clinical study in the first half of 2011 with SAN-300, its anti-VLA-1 antibody, which the company expects to investigate for the treatment of rheumatoid arthritis. More information about Santarus is available on the company’s website at www.santarus.com.
Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. These forward-looking statements include statements regarding the timing of the completion of the extended use study and the U.S. NDA submission for budesonide MMX. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans or objectives will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: Santarus’ ability to successfully develop its budesonide MMX and other product candidates in a timely manner or at all (including timely and successful completion of the budesonide MMX extended use study); whether Santarus is able to obtain regulatory approval for budesonide MMX and its other product candidates in a timely manner or at all, including whether the FDA agrees with the statistical analysis plan for the budesonide MMX Phase III studies, the clinical interpretation of the results and the conduct of the studies; risks associated with the collaboration with Cosmo relating to the MMX product candidates, including the potential for termination of the collaboration; competition from other products; unexpected adverse side effects or inadequate therapeutic efficacy of Santarus’ products and product candidates; the scope and validity of patent protection for Santarus’ products and product candidates; and other difficulties or delays relating to the development, testing, manufacturing and marketing of, and obtaining and maintaining regulatory approvals for, Santarus’ products and product candidates; and other risks detailed in Santarus’ prior press releases as well as in prior public periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Santarus® is a registered trademark of Santarus, Inc. MMX® is a registered trademark of Cosmo Technologies Limited. GLUMETZA® is a registered trademark of Biovail Laboratories International S.r.l. licensed exclusively in the United States to Depomed, Inc. CYCLOSET® is a registered trademark of VeroScience LLC. RHUCIN® is a registered trademark of Pharming Group NV. Any other trademarks in this press release are the property of their respective owners.
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